EXHIBIT 10.65

SETTLEMENT AGREEMENT

     This Settlement (the “ Settlement Agreement”) is entered into as of the 9th of February, 2004 (the “Settlement Date”), by and between United States Enrichment Corporation, a Delaware Corporation with offices at 6903 Rockledge Drive, Bethesda, Maryland 20817 (“USEC”) and the United States of America, acting by and through the Secretary of Energy, the statutory head of the Department of Energy (“DOE”), each of which is sometimes referred to herein as a “Party” and collectively as the “Parties”.

Recitals

     A. Pursuant to Section 1403 of the Energy Policy Act of 1992, 42 USC §2297c-2, on July 1, 1993, USEC’s predecessor, the United States Enrichment Corporation, a wholly-owned U.S. Government corporation (“USEC-Federal”), and DOE entered into a lease agreement (the “Lease Agreement”) pursuant to which USEC-Federal leased portions of the Gaseous Diffusion Plants located at Paducah, Kentucky and Portsmouth, Ohio (the “GDPs”).

     B. The Memorandum of Agreement for Electric Power between the United States of America, represented by the Secretary of Energy, and USEC-Federal, Exhibit E to the Lease Agreement (the “Power MOA”) establishes the working relationships and responsibility for liabilities incident to the supply of electric power to operate the GDPs.

     C. Article III.3 of the Power MOA provided, among other things, that USEC-Federal would be responsible for providing the budgetary resources for any and all costs associated with the “Power Purchase Agreements” (as that term is defined in the Power MOA) except (a) prior service years post-retirement benefit obligations pursuant to Section 6.04 of the Power Agreement between the Ohio Valley Electric Corporation (“OVEC”) and the United States of America, Contract No. DE-AC05-76OR01530 (the “OVEC Power Purchase Agreement”), and (b) a share of DOE’s liability pursuant to Section 6.09 of the OVEC Power Purchase Agreement calculated in accordance with a formula set forth in Article III.3.c of the Power MOA.

     D. On July 28, 1998, USEC-Federal was privatized and the Lease Agreement and Power MOA were transferred to USEC pursuant to Sections 3107 and 3108 of the USEC Privatization Act, 42 USC §2297h-5 and 6.

     E. Pursuant to the Memorandum of Agreement between the Office of Management and Budget and the United States Enrichment Corporation Relating to Post-Privatization Liabilities, dated April 6, 1998 (the “OMB MOA”), upon privatization, USEC continues to be responsible for the liabilities associated with its pro rata share of post-retirement health benefits for employees working at the OVEC power plants and shutdown and demolition costs for the OVEC power plants attributable to the Pre-privatization Period (as that term is defined in the OMB MOA).

     F. By letter dated September 29, 2000, DOE, based on USEC’s request and with USEC’s consent, notified OVEC of its election to terminate the OVEC Power Purchase Agreement, and as a result, the OVEC Power Purchase Agreement terminated in accordance with its terms on April 30, 2003 and DOE was relieved of its obligation and responsibility to provide electric power to the Leased Premises at the Portsmouth Gaseous Diffusion Plant under Section 6.1 of the Lease Agreement.

     G. On or about February 10, 2004, DOE, with USEC’s consent, expects to enter into a Settlement Agreement which provides for a lump sum final payment of one hundred and seven million dollars ($107,000,000.00) as a settlement, but not an admission of liability, of amounts due to OVEC under Sections 6.04 and 6.09 of the OVEC Power Purchase Agreement (“Settlement Agreement between DOE and OVEC”).

     H. By this Settlement Agreement, DOE and USEC agree on the portion of DOE’s liability under Sections 6.04 and 6.09 of the OVEC Power Purchase Agreement for which USEC is obliged to provide the budgetary resources under Article III of the Power MOA; and DOE releases USEC and USEC releases DOE from any costs associated with their respective pro rata shares of post-retirement benefit obligations pursuant to Section 6.04 of the OVEC Power Purchase Agreement and decommissioning, shutdown, demolition and closing costs pursuant to Section 6.09 of the OVEC Power Purchase Agreement.

Agreement

     In consideration of the payment to be made hereunder and the mutual covenants and promises contained herein, said covenants and promises constituting good and valuable consideration, the Parties intending to be legally bound, enter into this Settlement Agreement as follows:

1.	Within one business day after the Settlement Date, USEC will pay DOE the amount of thirty-three million, two hundred thousand dollars ($33,200,000) by electronic funds transfer in immediately available funds to an account identified by DOE. Said monies shall by used to fund DOE’s obligations under the Settlement Agreement between DOE and OVEC.

2.	Subject to paragraphs 10 and 11 below, upon receipt by DOE of the payment required under Paragraph 1 above, DOE releases USEC, its officers, board members, shareholders, agents, and employees, from all liabilities, obligations and claims arising from or relating to USEC’s obligation to provide the budgetary resources for costs under Article III of the Power MOA for its pro rata share of post-retirement benefit obligations under Section 6.04 of the OVEC Power Purchase Agreement and decommissioning, shutdown, demolition and closing costs pursuant to Section 6.09 of the OVEC Power Purchase Agreement.

3.	Upon receipt by OVEC of the payment required under the Settlement Agreement between DOE and OVEC, USEC releases DOE, its contractors, employees, and agents, from all liabilities, obligations and claims arising from or relating to DOE’s obligation for costs associated with Articles III.3.b. and c. of the Power MOA.

4.	DOE and USEC each represent and warrant to the other Party that:

a.	All requisite corporate or governmental power and authority to execute, deliver and perform its obligations hereunder has been obtained;

b.	The execution, delivery and performance by it of its obligations hereunder have been duly authorized by all necessary corporate or governmental action;

c.	This Settlement Agreement has been duly executed by an authorized representative and so delivered and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms;

d.	The execution, delivery and performance of its obligations hereunder does not require any consent or approval of any person or entity (including any governmental body or agency) which has not been obtained and each such consent or approval that has been obtained has not been modified and is in full force and effect; and

e.	The execution, delivery and performance of its obligations hereunder do not conflict with, result in a breach of or constitute a default under any applicable law, any provision of its constituting documents or governmental rules or regulations, or any other agreement, lease or instrument to which it is a party.

5.	DOE shall cooperate with USEC and USEC with DOE (including taking all action reasonably requested by USEC or DOE) in making filings with any regulatory or other governmental authority that may be required to implement any term or condition of this Settlement Agreement, as well as executing any documents necessary to confirm the rights and obligations of the Parties under this Settlement Agreement.

6.	This Settlement Agreement may be executed in counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument.

7.	This Settlement Agreement is the sole and entire agreement between the Parties regarding the portion of DOE’s liability under Sections 6.04 and 6.09 of the OVEC Power Purchase Agreement for which USEC is obliged to provide the budgetary resources under the Power MOA. This Settlement Agreement may not be modified, altered or amended in any way except in writing signed by duly authorized representatives of the Parties. The only parties to this Settlement Agreement are DOE and USEC. This Settlement Agreement is not enforceable by, or for the benefit of, and shall create no obligation to, any person or entity other than the Parties.

8.	Except as expressly set forth herein, this Settlement Agreement shall not in any way extend, amend, supplement, waive or otherwise modify the Power MOA in any manner.

9.	This Agreement pertains exclusively to the portion of DOE’s liability under Sections 6.04 and 6.09 of the OVEC Power Purchase Agreement for which USEC is obliged to provide the budgetary resources under the Power MOA. The Parties expressly reserve all rights, remedies and causes of action that the Parties may have as to matters unrelated to that issue.

10.	DOE and USEC believe and anticipate that the Settlement Agreement between DOE and OVEC settles DOE’s liability under Sections 6.04 and 6.09 of the OVEC Power Purchase Agreement for all time. If, however, the Settlement Agreement between DOE and OVEC is challenged by any person or entity for any reason, the Parties agree that they will cooperate with and assist each other in addressing any such challenge and will allocate and apportion any alteration of DOE’s liability under Section 6.04 or Section 6.09 in accordance with the terms of the Power MOA. Except for DOE costs associated with the administration of the Electric Power MOA pursuant to Section 8.1 of the Lease Agreement, and subject to Sections 5.2 and 5.3 of the Lease Agreement, each Party will bear its own costs in addressing any such challenge.

11.	In the event that OVEC terminates the Settlement Agreement between DOE and OVEC pursuant to paragraph 10 of said Agreement, DOE and USEC agree to terminate this Settlement Agreement and DOE agrees to return to USEC within three business days the amount transferred by USEC to DOE under this Agreement, the sum of thirty-three million, two hundred thousand dollars ($33,200,000).

     IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be duly executed and delivered as of the date first above written.

UNITED STATES DEPARTMENT OF ENERGY

By:	/s/ J. Dale Jackson Name: J. Dale Jackson Title: Lease Administrator

UNITED STATES ENRICHMENT CORPORATION

By:	/s/ Michael T. Woo Name: Michael T. Woo Title: Vice President, Strategic Development

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